                                                                    Exhibit 11.1


                                    ICG, INC.
              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                               Period
                                                         May 13, 2004 to         For the nine month period
      BASIC EARNINGS PER SHARE                           December 31, 2004       ended September 30, 2005
----------------------------------------------------   -----------------------   --------------------------
Net Income Available to common stockholders                   $      4,249               $     28,548
Average Shares of Common Stock                                 106,605,999                107,230,999
Basic Earnings Per Share                                      $       0.04               $       0.27



            DILUTED EARNINGS PER SHARE
----------------------------------------------------

Net Income Available to common stockholders                   $      4,249               $     28,548
Average Shares of Common Stock and Other Potentially
  Dilutive Securities Outstanding:
     Common Stock                                              106,605,999                107,230,999
     Incremental Shares Under Stock Compensation Plans(1)                                      49,821

     Total                                                     106,605,999                107,280,820

Diluted Earnings Per Share                                    $       0.04               $       0.27

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(1) Includes the incremental effect of stock options outstanding computed under the treasury stock method.